                                                                      Exhibit 12


                                ROCKWELL COLLINS, INC.
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                (Amounts in millions of dollars, except ratios)

                                                                                                                  Pro Forma
                                                                                                         --------------------------
                                                                                            Nine Months                 Nine Months
                                                                                               Ended      Year Ended       Ended
                                                   Year Ended September 30, (1)               June 30,   September 30,    June 30,
                                               -------------------------------------------  -----------  -------------  -----------
                                               1996      1997     1998      1999      2000    2001 (1)     2000 (2)       2001 (2)
                                               ----      ----     ----      ----      ----    --------     -------        -------
Earnings available for fixed charges:
    Income before taxes and accounting change  $138      $220      $73      $437      $399      $285         $381           $276

Add fixed charges included in earnings:
    Total fixed charges                           3         4        5         6         6         5           26             19
    Less capitalized interest                    --        --       --        --        --        --           --             --
                                               ----      ----      ---      ----      ----      ----         ----           ----
         Total                                    3         4        5         6         6         5           26             19

Total earnings available for fixed charges     $141      $224      $78      $443      $405      $290         $407           $295
                                               ====      ====      ===      ====      ====      ====         ====           ====

Fixed charges:
    Interest expense                           $ --      $ --      $--      $ --      $ --      $ --         $ 20           $ 14
    Interest element of rentals                   3         4        5         6         6         5            6              5
    Capitalized interest                         --        --       --        --        --        --           --             --
                                               ----      ----      ---      ----      ----      ----         ----           ----
Total fixed charges                            $  3      $  4      $ 5      $  6      $  6      $  5         $ 26           $ 19
                                               ====      ====      ===      ====      ====      ====         ====           ====

Ratio of Earnings to Fixed Charges (3)         47.0      56.0      15.6     73.8      67.5      58.0         15.7           15.5
                                               ====      ====      ===      ====      ====      ====         ====           ====

(1) In connection with the Distribution, Rockwell transferred substantially all of the assets and liabilities associated with its former avionics and communications business to us. In addition, Rockwell transferred to us certain other assets and liabilities previously unrelated to the avionics and communications business, including certain assets and liabilities of Rockwell-sponsored employee benefit plans and a 50% ownership interest in Rockwell Scientific Company LLC. The financial information for all periods presented is based upon the financial statements included in our Registration Statement on Form 10 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. This financial information should be read in conjunction with these documents. Financial information prior to the Distribution may not be indicative of what the financial position, results of operations and cash flows would have been if we had been a stand-alone, independent public company for all periods presented.

(2) Pro forma financial information is presented as if the Distribution occurred on October 1, 1999. Pro forma adjustments include interest expense on $300 million of commercial paper borrowings used to fund a pre-Distribution payment to Rockwell and income and costs related to employee benefit plan obligations related to active and former Rockwell employees not associated with the avionics and communications business that were assumed by us in connection with the Distribution.

(3) "Earnings" are defined as income before income taxes and accounting change, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries, and fixed charges excluding capitalized interest. "Fixed Charges" are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest. Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods above are the same as our ratio of earnings to fixed charges because we had no shares of preferred stock outstanding for the periods presented and currently have no shares of preferred stock outstanding.